UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Aclaris Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACLARIS THERAPEUTICS, INC.

640 Lee Road, Suite 200

Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 4, 2020 at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2020 and entering your 16-digit control number (included in the Notice of Internet Availability of Proxy Materials that will be mailed to you). The purpose of the Annual Meeting will be the following:

1.	To elect the three nominees for director named herein to hold office until the 2023 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is April 6, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy statement and our 2019 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2019 Annual Report and a form of proxy card or voting instruction form. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.

By Order of the Board of Directors

Kamil Ali-Jackson
Secretary

Wayne, Pennsylvania
April 23, 2020

You are cordially invited to attend the meeting via the Internet. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote online if you attend the meeting via the Internet. To vote online at the Annual Meeting, please follow the instructions at www.virtualshareholdermeeting.com/ACRS2020. You will need the 16-digit control number, which is included in the Notice of Internet Availability of Proxy Materials that will be mailed to you.

ACLARIS THERAPEUTICS, INC.

640 Lee Road, Suite 200

Wayne, Pennsylvania 19087

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 4, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials on the Internet instead of a full set of Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Proxy Materials (defined below) over the Internet. Accordingly, on or about April 23, 2020, we are sending you a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) because the Board of Directors (the “Board”) of Aclaris Therapeutics, Inc. (sometimes referred to as the “Company” or “Aclaris”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements thereof (the “Annual Meeting”). The Notice of 2020 Annual Meeting of Stockholders (“Notice of Annual Meeting”), this proxy statement and proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and our 2019 Annual Report (collectively the “Proxy Materials”) are available to stockholders on the Internet.

The Notice of Internet Availability will provide instructions as to how stockholders may access and review the Proxy Materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the Proxy Materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. Please note that, while our Proxy Materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K for the year ended December 31, 2019 are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice of Internet Availability on or about April 23, 2020 to all stockholders of record entitled to vote at the Annual Meeting. The Proxy Materials will be made available to stockholders on the Internet on the same date.

Will I receive any Proxy Materials by mail?

Other than the Notice of Internet Availability, you will not receive any Proxy Materials via mail unless (1) you request a printed copy of the Proxy Materials in accordance with the instructions set forth in the Notice of Internet Availability or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 4, 2020 at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2020 and entering your 16-digit control number which is included in the Notice of Internet Availability that will be mailed to you. The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting.

We recommend that you log in a few minutes before the Annual Meeting on June 4, 2020 to ensure you are logged in when the meeting starts. Online check-in will begin at 8:55 a.m. Eastern Time.

Why is the Annual Meeting a virtual, online meeting?

We have decided to hold a virtual meeting due to developments related to COVID-19. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Information on how to vote online during the Annual Meeting is discussed below.

Can I ask questions at the Annual Meeting?

Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments.

If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/ACRS2020 and typing your question in the box in the Annual Meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by our management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting, as time permits.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page. Technical support will be available starting at 8:55 a.m. Eastern Time on June 4, 2020.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 6, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 41,832,220 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 6, 2020 your shares were registered directly in your name with Aclaris Therapeutics, Inc.’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting via the Internet, we urge you to fill out and return a proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 6, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting via the Internet. Whether or not you plan to attend the Annual Meeting via the Internet, we urge you to fill out and return a proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

What am I voting on?

There are two matters scheduled for a vote:

●	Election of three directors to hold office until the 2023 Annual Meeting of Stockholders (Proposal 1); and
●	Ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting via the Internet, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via the Internet and vote during the meeting even if you have already voted by proxy.

●	To vote through the Internet before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. Please have your Notice of Internet Availability in hand when you access the web site and then follow the instructions. If you choose to vote through the Internet before the Annual Meeting, your vote must be received by 11:59 p.m. Eastern Time on June 3, 2020 to be counted.
●	You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2020 and entering your 16-digit control number which is included in the Notice of Internet Availability that will be mailed to you. Please have your notice in hand when you access the website and then follow the instructions.
●	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice of Internet Availability. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 3, 2020 to be counted.
●	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from Aclaris Therapeutics, Inc. Simply follow the instructions in the notice to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote online at the Annual Meeting, please follow the instructions at www.virtualshareholdermeeting.com/ACRS2020. You will need the 16-digit control number, which is included in the Notice of Internet Availability that will be mailed to you. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own at the close of business on April 6, 2020.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing a proxy card, by telephone, or through the Internet either before or during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1 is considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on that proposal in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the Proxy Materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding Proxy Materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may grant a subsequent proxy by telephone or on the Internet.
●	You may submit another properly completed proxy card with a later date.
●	You may send a timely written notice that you are revoking your proxy to Aclaris Therapeutics, Inc.’s Secretary at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087.
●	You may attend the Annual Meeting via the Internet and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization or vote online at the Annual Meeting.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 24, 2020, to our Corporate Secretary at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2021 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between February 4, 2021 and March 6, 2021; provided, however that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 4, 2021, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Your notice to the Corporate Secretary must set forth information specified in our amended and restated bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our amended and restated bylaws, filed as an exhibit to our most recent Annual Report on Form 10-K filed with the SEC on February 25, 2020.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 to elect directors, votes “For,” “Withhold” and broker non-votes and, with respect to Proposal 2 to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, votes “For,” “Against” and abstentions. For Proposal 1, broker non-votes will have no effect and will not be counted toward the vote total for any director nominee. For Proposal 2, abstentions will be counted and will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with this proposal.

As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the Annual Meeting.

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal 2, ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. At the close of business on the record date, there were 41,832,220 shares outstanding and entitled to vote. Thus, the holders of 20,916,111 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by telephone, Internet or proxy card (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has nine members. There are three directors in the class whose term of office expires in 2020, Drs. Mehra and Gowen and Mr. Powell. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders, with the exception of Dr. Gowen, who was appointed by the Board in July 2019 to fill a vacancy on the Board. Dr. Gowen was recommended to our Nominating and Corporate Governance Committee by our Chief Executive Officer. Our Nominating and Corporate Governance Committee then recommended Dr. Gowen’s appointment to our Board after considering a number of qualified candidates. If elected at the Annual Meeting, each of these nominees would serve until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Five of our then serving directors attended the 2019 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee of our Board seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated the nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

The biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director. However, each member of the committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING

Anand Mehra, M.D., age 44

Anand Mehra, M.D. has served as a member of our Board since September 2014. Dr. Mehra joined Sofinnova Investments, Inc. (fka Sofinnova Ventures, Inc.), a biotech investment firm, in 2007 and served as a managing general partner until January 2020. Prior to joining Sofinnova, Dr. Mehra worked in J.P. Morgan’s private equity and venture capital group, and before that, Dr. Mehra was a consultant in McKinsey & Company’s pharmaceutical practice. Dr. Mehra currently serves on the boards of directors of the publicly held company Merus N.V. and several private companies. Within the past five years, he also served on the boards of directors of the publicly held pharmaceutical companies Marinus Pharmaceuticals, Inc., Spark Therapeutics, Inc. and Aerie Pharmaceuticals, Inc. Dr. Mehra received a B.A. degree in political philosophy from the University of Virginia and an M.D. degree from Columbia University’s College of Physicians and Surgeons. Our Board believes that Dr. Mehra’s extensive experience in the life sciences industry, his service on the boards of directors of other public life sciences companies and his extensive leadership experience qualify him to serve as a director of our company.

Andrew Powell, age 62

Andrew Powell is an independent consultant who has served as a member of our Board since January 2017. He also serves as interim chairman of the board of directors of Landec Corporation, a publicly held health and wellness solutions company. Within the past five years, Mr. Powell served on the boards of directors of Synthorx Inc., a biopharmaceutical company acquired by Sanofi Aventis in January 2020, and Motif Bio plc. Mr. Powell served as Senior Vice President, General Counsel and Corporate Secretary of Medivation, Inc. from May 2015 until November 2016, when the company was acquired by Pfizer, Inc. Mr. Powell received a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Stanford Law School. Our Board believes that Mr. Powell’s unique expertise in the areas of governance, compliance and mergers and acquisitions qualifies him to serve as a director of our company.

Maxine Gowen, Ph.D., age 62

Maxine Gowen has served as a member of our Board since July 2019. Dr. Gowen joined TamuroBio Inc., a biotechnology company, in August 2019, and currently serves as its part-time Chief Executive Officer. Dr. Gowen founded Trevena, Inc., a publicly held biopharmaceutical company, served as its President and Chief Executive Officer from 2007 until October 2018, and continues to serve on its board of directors. From 1992 to 2007, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline (“GSK”), a global pharmaceutical company. Dr. Gowen was previously President and Managing Partner at SR One, the venture capital subsidiary of GSK, where she led its investments in, and served on the board of directors of, numerous companies. Until 2002, Dr. Gowen was Vice President, Drug Discovery, Musculoskeletal Diseases at GSK, responsible for drug discovery and early development for osteoporosis, arthritis and metastatic bone disease. Dr. Gowen held a tenured academic position in the School of Pharmacology, University of Bath, UK from 1989 to 1992. Dr. Gowen received a B.Sc. in biochemistry from the University of Bristol, UK, then received a Ph.D. in cell biology from the University of Sheffield, UK, and received an M.B.A. from The Wharton School of the University of Pennsylvania. Dr. Gowen currently serves on the boards of directors of the publicly held companies Akebia Therapeutics, Inc. and Idera Pharmaceuticals, Inc. She also currently serves on the board of directors of Life Sciences Pennsylvania, an industry association. Dr. Gowen served on the board of the national biotechnology industry association, BIO, from 2008 to 2018. Our Board believes that Dr. Gowen’s extensive leadership experience with pharmaceutical and biotechnology companies qualifies her to serve as a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Christopher Molineaux, age 54

Christopher Molineaux has served as a member of our Board since January 2014. Since 2010, Mr. Molineaux has served as President and Chief Executive Officer of Life Sciences Pennsylvania, formerly Pennsylvania Bio, a pharmaceutical and biotech industry advocacy organization, and previously served as its Senior Vice President, Membership Services. Mr. Molineaux previously served as worldwide Vice President of Pharmaceutical Communications and Public Affairs for Johnson & Johnson, a global healthcare company. Mr. Molineaux also served as Vice President for Public Affairs at the Pharmaceutical Research and Manufacturers Association. He received a B.A. degree from the College of the Holy Cross. Our Board believes that Mr. Molineaux’s substantial pharmaceutical and biotechnology industry experience qualifies him to serve as a director of our company.

Bryan Reasons, age 52

Bryan Reasons has served as a member of our Board since April 2018. Since March 2019, Mr. Reasons has served as Executive Vice President and Chief Financial Officer of Mallinckrodt plc, a global specialty pharmaceutical company. Mr. Reasons served as Chief Financial Officer of Amneal Pharmaceuticals, Inc., a generics and specialty pharmaceutical company, from May 2018 until January 2019 and as Senior Vice President, Finance and Chief Financial Officer of Impax Laboratories, Inc., a specialty pharmaceutical company, from 2012 until its acquisition by Amneal in May 2018. Mr. Reasons previously held various finance positions at Cephalon, Inc., a biopharmaceutical company, Teva Pharmaceutical Industries Ltd., a global pharmaceutical company, E. I. du Pont de Nemours and Company, and PricewaterhouseCoopers LLP, an independent registered public accounting firm. Mr. Reasons currently serves on the board of directors and on the audit committee of Recro Pharma, Inc., a publicly held specialty pharmaceutical company. Mr. Reasons received a B.S. degree in accounting from The Pennsylvania State University and an M.B.A. degree from Widener University. He is a certified public accountant in the Commonwealth of Pennsylvania. Our Board believes that Mr. Reasons’ extensive experience in the pharmaceutical industry, including his experience in senior leadership positions at a number of large pharmaceutical companies, as well as his expertise in financial and accounting matters, qualifies him to serve as a director of our company.

Vincent Milano, age 56

Vincent Milano has served as a member of our Board since January 2020. Mr. Milano has served as the President and Chief Executive Officer, and as a member of the board of directors, of Idera Pharmaceuticals, Inc., a publicly held biopharmaceutical company, since 2014. From 1996 to 2014, Mr. Milano served in increasingly senior roles at ViroPharma Inc., a pharmaceutical company acquired by Shire plc in 2014, most recently as Chairman, President and Chief Executive Officer from 2008 to 2014. From 1985 to 1996, Mr. Milano served in increasingly senior roles, most recently as a senior manager, at KPMG LLP, an independent registered public accounting firm. Within the past five years, Mr. Milano also served on the boards of directors of the publicly held companies Spark Therapeutics, Inc. and Vanda Pharmaceuticals Inc. Mr. Milano currently serves on the board of directors of VenatoRx Pharmaceuticals, Inc., a privately held company, and Life Sciences Cares Philadelphia, a non-profit organization. Mr. Milano received a B.S. degree in Accounting from Rider College. Our Board believes that Mr. Milano’s extensive leadership experience with pharmaceutical and biotechnology companies qualifies him to serve as a director of our company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Neal Walker, age 50

Neal Walker co-founded our company and has served as President and Chief Executive Officer and a member of our Board since our inception in July 2012. Dr. Walker co-founded NeXeption, LLC in 2012 and NeXeption II, LLC in 2013. Dr. Walker co-founded and served as President and Chief Executive Officer and a member of the board of directors of Vicept Therapeutics, Inc., a dermatology-focused specialty pharmaceutical company, from 2009 until its acquisition by Allergan, Inc. in 2011. Previously, Dr. Walker co-founded and led a number of life science companies, including Octagon Research Solutions, Inc., a software and services provider to biopharmaceutical companies (acquired by Accenture plc), Trigenesis Therapeutics, Inc., a specialty dermatology company, where he served as Chief Medical Officer (acquired by Dr. Reddy’s Laboratories Inc.), and Cutix Inc., a commercial dermatology company. He began his pharmaceutical industry career at Johnson and Johnson, Inc. Dr. Walker is a director of Aldeyra Therapeutics, Inc., a publicly held biotechnology company, as well as several private biotechnology companies. Dr. Walker received an M.B.A. degree from The Wharton School of the University of Pennsylvania, a Doctor of Osteopathic Medicine degree from the Philadelphia College of Osteopathic Medicine and a B.A. degree in Biology from Lehigh University. Dr. Walker’s experience as a board-certified dermatologist and the founder of our company and other pharmaceutical companies, his background in clinical and product development in dermatology and other fields, and his knowledge of the pharmaceutical industry contributed to the conclusion of our Board that he should serve as a director of our company.

William Humphries, age 53

William Humphries has served as a member of our Board since September 2016. Since August 2018, Mr. Humphries has served as President of Ortho Dermatologics, the dermatology division of Bausch Health Companies, Inc., and previously served as its Executive Vice President, Company Group Chairman for Dermatology and OraPharma from January 2017 to August 2018. From 2012 to December 2016, he served as President and Chief Executive Officer of the North American business of Merz, Inc., an affiliate of Merz Pharma Group, a specialty healthcare company. From 2006 to 2012, Mr. Humphries served in a number of leadership positions with Stiefel Laboratories, Inc., a dermatology pharmaceutical company, including as its Chief Commercial Officer and then as President beginning in 2008. Stiefel was acquired by GSK in 2009, after which Mr. Humphries served as the President of Dermatology for Stiefel from 2009 until March 2012. Mr. Humphries previously held multiple senior executive roles in sales and marketing, business development and international marketing for Allergan, Inc., concluding as Vice President of its U.S. skincare business. Mr. Humphries currently serves as chairman of the board of directors of Clearside Biomedical, Inc., a publicly held biopharmaceutical company. He received a B.A. degree from Bucknell University and an M.B.A. degree from Pepperdine University. Our Board believes that Mr. Humphries’ experience as a pharmaceutical company executive provides him with the qualifications and skills to serve as a director of our company.

Andrew Schiff, M.D., age 54

Andrew Schiff has served as a member of our Board since August 2017. Dr. Schiff joined Aisling Capital, an investment firm, in September 1999 and currently serves as one of its managing partners. Prior to joining Aisling Capital, Dr. Schiff practiced internal medicine for six years at The New York Presbyterian Hospital, where he maintains his position as a Clinical Assistant Professor of Medicine. Dr. Schiff currently serves as a director of a number of private companies. Within the past five years, he served as a director of the publicly held life sciences companies ZELTIQ Aesthetics, Inc. and Agile Therapeutics, Inc. He is a longtime supporter and board member of the Visiting Nurse Service of New York, as well as other charitable organizations. Dr. Schiff received an M.D. degree from Cornell University Medical College, an M.B.A. degree from Columbia University, and a B.S. degree with honors in Neuroscience from Brown University. Our Board believes that Dr. Schiff’s medical background and venture experience qualify him to serve as a director of our company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent auditors, the Board has affirmatively determined that eight of our nine current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Humphries, Dr. Mehra, Mr. Molineaux, Mr. Powell, Mr. Reasons, Dr. Schiff, Dr. Gowen and Mr. Milano. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with our company. Dr. Walker, our President and Chief Executive Officer, is not independent as a result of his employment by our company. The Board also determined that Stephen Tullman, who resigned from the Board in June 2019, was not an independent director while he served on the Board.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent chair, Mr. Molineaux, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board.

The Company believes that separating the positions of Chairman and Chief Executive Officer creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. The Company believes that this separation can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight, including operational, financial, legal and regulatory, cybersecurity, strategic and reputational risks, including with respect to the recent COVID-19 outbreak. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function, if and to the extent that we establish such a function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance principles, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Nominating and Corporate Governance Committee also periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Chairman of the Board the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 13 times during 2019. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of 2019 for which he or she was a director or committee member, except for Mr. Reasons who attended 63% of the aggregate number of meetings, although Mr. Reasons attended 75% of the four in-person Board meetings and 100% of the Audit Committee meetings held during the year.

As required under applicable Nasdaq listing standards, during 2019 our independent directors met in executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2019 for each of these committees. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding

“independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Name	Audit	Compensation	Nominating and Corporate Governance
William Humphries(1)	X		X
Anand Mehra, M.D.		X*
Christopher Molineaux(1)		X	X*
Andrew Powell	X		X
Bryan Reasons	X*
Andrew Schiff, M.D.		X
Maxine Gowen(1)	X	X
Total meetings in 2019	6	6	4

*Committee Chairman

(1)	Following the appointment of Dr. Gowen to the Audit Committee and Compensation Committee on July 2, 2019, Mr. Humphries and Mr. Molineaux stepped down from the Audit Committee and Compensation Committee, respectively, on August 14, 2019.

Below is a description of each of these committees of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Mr. Reasons, Dr. Gowen and Mr. Powell. Mr. Reasons serves as the chairman of the Audit Committee. The Audit Committee met six times during 2019. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act).

The Board has also determined that Mr. Reasons qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Reasons’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Bryan Reasons, Chairman
Maxine Gowen
Andrew Powell

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of four directors: Dr. Mehra, Mr. Milano, Dr. Gowen and Dr. Schiff. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met six times during 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

●	establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and members of senior management and evaluation of performance in light of these stated objectives;
●	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers;
●	compensation of the Company’s non-employee directors;
●	reviewing compensation practices and trends to assess the adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; and
●	administration of the Company’s equity compensation plans and other similar plans and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets four to five times per year and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

After taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Arnosti Consulting, Inc. (“Arnosti”), a compensation consulting firm, as a compensation consultant in 2018 and 2019. The Compensation Committee assessed Arnosti’s independence and determined that Arnosti had no conflicts of interest in connection with its provisions of services to the Compensation Committee. Specifically, the Compensation Committee engaged Arnosti to revise our peer company group composed of public companies comparable to us to be approved by the Compensation Committee, and conduct a compensation assessment analyzing the current cash and equity compensation of our executive officers, directors and other senior management against compensation for similarly situated executives and directors at our peer group companies. Our management did not have the ability to direct Arnosti’s work.

In accordance with the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and the authority delegated to the Compensation Committee by the Board, since 2016 the Compensation Committee has delegated to Dr. Walker its authority to grant, without any further action required by the Board or the Compensation Committee, stock options and restricted stock units to employees who are not officers of the Company and who do not directly report to Dr. Walker, within specified equity award guidelines established by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of equity award administration and to facilitate the timely grant of equity awards to non-management employees.

The Compensation Committee makes most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies suggested by the consultant to be comparable to us.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Molineaux, Mr. Humphries and Mr. Powell. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met four times during 2019. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.aclaristx.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, being able to serve for three years before reaching the retirement age of 79 and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Although the Company does not have a formal policy governing diversity among directors, the Board strives to identify candidates with diverse backgrounds. The Board recognizes the value of overall diversity and considers members’ and candidates’ opinions, perspectives, personal and professional experiences, and backgrounds, including age, gender, race, ethnicity, and country of origin. Consistent with this objective, in July 2019 the Board appointed Dr. Gowen as a director. We believe that the judgment and perspectives offered by a diverse board of directors improves the quality of decision making and enhances our business performance.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. The Nominating and Corporate Governance Committee considers suggestions of potential candidates for Board membership made by current Board members and may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board and evaluates whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087. Any such recommendation should be delivered at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders.

Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company considers its relationships with its stockholders to be a high priority. The Company recognizes that stockholders can have divergent interests and different views on the Company’s practices, objectives and time horizons. To ensure that the Board and management have an opportunity to listen to and understand the varying perspectives of the Company’s stockholders, members of the management team and the Board from time to time engage in dialogues with stockholders. As a result of these discussions, management and the Board have gained useful understanding and insight into the views of the Company’s stockholders and will continue to solicit and engage the Company’s stockholders in the future.

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our Corporate Secretary at 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087. Each communication must set forth:

●	the name and address of the stockholder on whose behalf the communication is sent; and
●	the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.

The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

CODE OF ETHICS

We have adopted the Aclaris Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.aclaristx.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In April 2019, the Board adopted the Aclaris Therapeutics, Inc. Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Corporate Governance Guidelines are available on our website at www.aclaristx.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements beginning with the year ended December 31, 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2019 and 2018 by PricewaterhouseCoopers LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2019	2018
Audit Fees	$426,000	$525,000

Audit fees for the years ended December 31, 2019 and 2018 primarily include the audit and/or review of our financial statements and the statements included in our filings with the SEC, services rendered in connection with the review of pro forma financial information included in our SEC filings related to our disposition, in 2019, and our acquisition, in 2018, of certain assets, and for 2018 consents issued in connection with our filing of registration statements with the SEC.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

MANAGEMENT

The following table sets forth information concerning our executive officers.

Name	Position
Neal Walker	President and Chief Executive Officer
Kamil Ali-Jackson	Chief Legal Officer
Frank Ruffo	Chief Financial Officer
David Gordon, MB ChB	Chief Medical Officer

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth certain information with respect to our executive officers who are not also directors. Information with respect to Dr. Walker is set forth above under Proposal 1, Election of Directors.

Kamil Ali-Jackson, age 61

Kamil Ali-Jackson co-founded our company and has served as our Chief Legal Officer since 2012. Ms. Ali-Jackson also serves as our Chief Compliance Officer and Secretary. In addition, Ms. Ali-Jackson has served as the Chief Legal Officer of NST, LLC and NST Consulting, LLC since 2013 and 2014, respectively. From 2011 until its acquisition by Actelion US Holdings Company, a subsidiary of Actelion Ltd., in 2013, Ms. Ali-Jackson served as Chief Legal Officer, Chief Compliance Officer and Secretary of Ceptaris Therapeutics, Inc., a biotechnology company. From 2010 to 2011, she was a consultant to a private specialty pharmaceutical company. From 2006 to 2010, she served as General Counsel and Secretary of Ception Therapeutics, Inc., a biotechnology company that was acquired by Cephalon, Inc. Previously, Ms. Ali-Jackson served as legal counsel and a licensing business executive for a number of pharmaceutical companies, including Merck & Co., Inc., Dr. Reddy’s Laboratories Inc. and Endo Pharmaceuticals, Inc. Ms. Ali-Jackson received a J.D. degree from Harvard Law School and an A.B. degree in Politics from Princeton University. Ms. Ali-Jackson currently serves on the board of directors, audit committee, compensation committee and is the chair of the nominating and corporate governance committee of PDS Biotechnology Corporation, a publicly held company, and the board of trustees of Rosemont College, a private liberal arts college in Pennsylvania.

Frank Ruffo, age 54

Frank Ruffo co-founded our company and has served as our Chief Financial Officer since 2012. Mr. Ruffo served part-time as the Chief Financial Officer of VenatoRx Pharmaceuticals Inc., a pharmaceutical company, from 2011 to 2014 and the Chief Financial Officer of BioLeap, Inc. from 2010 to 2013. Prior to joining our company, Mr. Ruffo co-founded and served as Chief Financial Officer of Vicept Therapeutics, Inc. from 2009 until its acquisition by Allergan, Inc. in 2011. From 1996 to 2008, Mr. Ruffo served as the Vice President, Finance and Controller of CollaGenex Pharmaceuticals, Inc. He is a certified public accountant in Pennsylvania (inactive). Mr. Ruffo received a B.S. degree in business administration with a major in accounting from LaSalle University.

David Gordon, MB ChB, age 51

David Gordon has served as our Chief Medical Officer since May 2018. Dr. Gordon was Senior Vice President and Head of Dermatology Research and Development at GSK from May 2016 to March 2018. He served as Clinical Vice President and Medicine Development Leader in the Immuno-inflammation and Biopharmaceutical Groups at GSK from 2007 to May 2016. Dr. Gordon received a British medical degree (MB ChB) and Bachelor of Medical Biology degree from Aberdeen University. He received a Diploma in Anaesthetics from the Faculty of The Royal College of Anaesthetists, London. Dr. Gordon is accredited as a specialist in pharmaceutical medicine by the Faculty of Pharmaceutical Medicine in London and is a Fellow of the Faculty (FFPM).

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 6, 2020 by: (i) each director; (ii) each of the executive officers listed in the Summary Compensation Table; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
MFN Partners, LP(2)	4,000,000	9.6%
Renaissance Technologies, LLC(3)	2,782,297	6.7%
BlackRock, Inc.(4)	2,639,569	6.3%
Samsara BioCapital, L.P.(5)	2,161,333	5.2%
Named Executive Officers and Directors:
Neal Walker(6)	1,803,449	4.2%
David Gordon(7)	127,940	*
Frank Ruffo(8)	437,318	1.0%
William Humphries(9)	34,876	*
Christopher Molineaux(10)	49,583	*
Anand Mehra(11)	31,508	*
Andrew Powell(12)	41,376	*
Bryan Reasons(13)	19,987	*
Andrew Schiff(14)	665,997	1.6%
Maxine Gowen(15)	9,326	*
Vincent Milano(16)	2,444	*
All current directors and executive officers as a group (12 persons)(17)	3,565,644	8.2%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedule 13G and Schedule 13D and Section 16 filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 41,832,220 shares outstanding on April 6, 2020, adjusted as required by rules promulgated by the SEC. Except as otherwise noted below, the principal business address of each of the executive officers and directors is c/o Aclaris Therapeutics, Inc., 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087.
(2)	This information has been obtained from a Schedule 13G/A filed on February 13, 2020 by MFN Partners, LP, MFN Partners GP, LLC, MFN Partners Management, LP, MFN Partners Management, LLC, Farhad Nanji and Michael DeMichele. MFN Partners GP, LLC is the General Partner of MFN Partners, LP; MFN Partners Management, LP is the investment adviser to MFN Partners, LP; MFN Partners Management, LLC is the General Partner of MFN Partners Management, LP; and Farhad Nanji and Michael DeMichele are the managing members of MFN Partners GP, LLC and MFN Partners Management, LLC. The principal business address of these entities and persons is c/o MFN Partners Management, LP, 222 Berkeley Street, 13th Floor, Boston, MA 02116.
(3)	This information has been obtained from a Schedule 13G filed on February 12, 2020 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation. Renaissance Technologies Holdings Corporation is the majority owner of Renaissance Technologies LLC. The principal business address of these entities is 800 Third Avenue, New York, New York 10022.

(4)	This information has been obtained from a Schedule 13G/A filed on February 5, 2020 by BlackRock, Inc., which states that BlackRock, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 2,587,735 of the shares. BlackRock, Inc. is the parent holding company of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC, which act as investment advisers to registered investment companies and separate accounts that own the reported shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)	This information has been obtained from a Schedule 13G filed on March 6, 2020 by Samsara BioCapital, L.P., Samsara BioCapital GP, LLC and Srinivas Akkaraju. Samsara BioCapital GP, LLC is the sole general partner of Samsara BioCapital, L.P. and may be deemed to have voting and investment power over the securities held by Samsara BioCapital, L.P. Srinivas Akkaraju is a managing member of Samsara BioCapital GP, LLC and may be deemed to have voting and dispositive power over the shares held by Samsara BioCapital, L.P. The principal business address of these entities and this person is c/o Samsara BioCapital, LLC, 628 Middlefield Road, Palo Alto, CA 94301.
(6)	Consists of (a) 1,034,893 shares of common stock, (b) 695,542 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020 and (c) 73,014 restricted stock units that will vest within 60 days of April 6, 2020.
(7)	Consists of (a) 19,440 shares of common stock, (b) 21,000 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020 and (c) 87,500 restricted stock units that will vest within 60 days of April 6, 2020.
(8)	Consists of (a) 187,955 shares of common stock, (b) 216,175 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020 and (c) 33,188 restricted stock units that will vest within 60 days of April 6, 2020.
(9)	Consists of (a) 8,876 shares of common stock and (b) 26,000 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020.
(10)	Consists of (a) 16,558 shares of common stock and (b) 33,025 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020.
(11)	Consists of (a) 8,876 shares of common stock and (b) 22,632 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020.
(12)	Consists of (a) 9,376 shares of common stock and (b) 32,000 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020.
(13)	Consists of (a) 8,876 shares of common stock and (b) 11,111 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020.
(14)	Consists of (a) 634,455 shares of common stock owned directly by Aisling Capital IV, LP (“Aisling”), (b) 8,876 shares of common stock owned directly by Dr. Schiff and (c) 22,666 shares of common stock underlying options held directly by Dr. Schiff that are exercisable within 60 days of April 6, 2020. The shares owned directly by Aisling are held indirectly by Aisling Capital Partners IV, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners IV, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Dr. Schiff and Steve Elms. Aisling GP, Aisling Partners, and the Managers share voting and dispositive power over the shares directly held by Aisling.
(15)	Consists of (a) 4,438 shares of common stock and (b) 4,888 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020.

(16)	Consists of 2,444 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020.
(17)	Consists of (a) 2,041,818 shares of common stock, (b) 1,296,936 shares of common stock underlying options that are exercisable within 60 days of April 6, 2020 and (c) 226,890 restricted stock units that will vest within 60 days of April 6, 2020.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and more than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto filed and written representations provided to us by our current and certain former directors and executive officers, we believe that during the year ended December 31, 2019, our directors, executive officers and more than 10% stockholders complied with all applicable Section 16(a) filing requirements, except there was one late Form 4 filing for persons and entities affiliated with Deerfield Partners, L.P., a 10% stockholder, relating to three transactions that occurred in January 2019.

EXECUTIVE COMPENSATION

For the year ended December 31, 2019, our Chief Executive Officer and our two other most highly compensated executive officers were:

●	Neal Walker, our President and Chief Executive Officer;
●	David Gordon, MB ChB, our Chief Medical Officer; and
●	Frank Ruffo, our Chief Financial Officer.

We refer to these executive officers in this proxy statement as our named executive officers.

SUMMARY COMPENSATION TABLE

The following table presents the compensation awarded to or earned by each of our named executive officers for the years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Neal Walker	2019	499,875	2,434,518	—	203,940	11,688	(3)	3,150,021
President and Chief Executive Officer	2018	550,000	954,288	2,626,344	221,100	11,660	(3)	4,363,392
David Gordon, MB ChB(4)	2019	406,000	843,592	—	113,680	9,393	(3)	1,372,665
Chief Medical Officer	2018	244,444	468,720	1,334,760	67,896	358		2,116,178
Frank Ruffo(5)	2019	390,000	651,990	—	109,200	11,688	(3)	1,162,878
Chief Financial Officer

(1)	The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing stock options and restricted stock unit awards are described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(2)	The amounts reflect the portion of each officer’s target bonus paid based on the achievement of our corporate and individual goals, as applicable, which for 2019 are discussed further below under “—Narrative to Summary Compensation Table—Annual Bonus (Non-Equity Incentive Plan Compensation).”
(3)	The amount primarily consists of company matching contributions to the officer’s 401(k) plan account.
(4)	Dr. Gordon’s employment with our company commenced in May 2018.
(5)	Mr. Ruffo was not a named executive officer for the year ended December 31, 2018 and, accordingly, only his compensation for the year ended December 31, 2019 is included in the Summary Compensation Table in accordance with SEC rules.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers. In 2018 and 2019, the Compensation Committee retained Arnosti, a compensation consulting firm, to evaluate and make recommendations with respect to our executive compensation program. Arnosti’s engagements included assisting the Compensation Committee with the selection of a peer group of companies for benchmarking purposes, an analysis of our existing executive compensation, including our equity incentive plan and equity award granting practices, and an analysis of our director compensation policy. In 2018 and 2019, Arnosti presented the Compensation Committee with data about the compensation paid by our peer group of companies and other employers, who we believe compete with us for executives, updated the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction and advised the Compensation Committee regarding all of its responsibilities. The consultant served at the pleasure of the Compensation Committee rather than us, and the consultant’s fees were approved by the Compensation Committee.

Annual Base Salary

The following table presents the base salaries for Dr. Walker, Dr. Gordon and Mr. Ruffo for 2020 and 2019. The base salaries for 2020 and 2019 became effective on January 1, 2020 and January 1, 2019, respectively, for Dr. Gordon and Mr. Ruffo. For Dr. Walker, in September 2019 our Board approved a modification to his overall compensation, which consisted of a reduction of his annual base salary from $566,500 per year, which had been in effect as of January 1, 2019, to $300,000 per year, effective as of October 1, 2019, and substituted the reduced cash component with an equity component. Dr. Walker’s salary was reduced by the Board as part of the Company’s cash conservation efforts. Upon recommendation by the Compensation Committee, the Board made the first equity grant in March 2020, as described below under “—Long-Term Incentives.” The Compensation Committee intends to recommend a similar equity grant by mid-2020 so long as Dr. Walker continues to receive a reduced salary at such time.

Name	2020 Base Salary ($)	2019 Base Salary ($)
Neal Walker	300,000	499,875	(1)
David Gordon, MB ChB	412,090	406,000
Frank Ruffo	390,000	390,000

(1)	Gives effect to the annual base salary of $566,500 for the period from January 1, 2019 to September 30, 2019 and $300,000 for the period from October 1, 2019 to December 31, 2019.

Annual Bonus (Non-Equity Incentive Plan Compensation)

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations, and with respect to our executives other than the Chief Executive Officer, their respective individual goals, for each fiscal year. For 2019, the target bonus for Dr. Walker was 60% of his original 2019 base salary of $566,500 and the target bonus for Dr. Gordon and Mr. Ruffo was 40% of their respective annual base salaries. For 2020, the target bonus for Dr. Walker is 60% of his original 2019 base salary of $566,500 and the target bonus for Dr. Gordon and Mr. Ruffo is 40% of their respective base salaries.

The actual performance-based annual bonus paid, if any, has historically been calculated by multiplying the executive’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals established by the Board for such year, and for our executives other than the Chief Executive Officer, the percentage attainment of the individual goals established by our Chief Executive Officer. However, the Compensation Committee is not required to calculate bonuses in this manner and retains discretion in the amounts it awards and the factors it takes into consideration in determining bonus amounts. At the end of the year, the Compensation Committee reviews our performance against our goals and approves the extent to which we achieved each of our corporate and individual goals, as applicable, and, for each named executive officer, the amount of the bonus awarded.

For 2019, bonuses were awarded based on our achievement of specified corporate goals, including our clinical development and commercialization activities, and individual goals, as applicable. Based on the level of achievement, our Compensation Committee awarded Dr. Walker, Dr. Gordon and Mr. Ruffo 60%, 70% and 70% of their target bonuses, respectively, for the year ended December 31, 2019. The actual bonus amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Long-Term Incentives

Our 2012 equity compensation plan (the “2012 Plan”) authorized us to make grants to eligible recipients of non-qualified stock options, incentive stock options and restricted stock awards. All of our awards under this plan were in the form of stock options. Following our initial public offering in October 2015, no further awards may be granted under our 2012 Plan, but all outstanding option awards under that plan will continue to be governed by their existing terms.

In connection with our initial public offering, our Board adopted, and our stockholders approved, the 2015 Plan. The 2015 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the “Code”) to our employees and our subsidiaries’ employees, and for the grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to our employees, including our officers, as well as our consultants and directors. Our 2015 Plan also provides for the grant of performance cash awards to our employees, consultants and directors. We have issued stock options and restricted stock units from the 2015 Plan.

In July 2017, the Board adopted the 2017 Inducement Plan. The 2017 Inducement Plan was a non-stockholder approved stock plan adopted pursuant to the “inducement exception” provided under Nasdaq listing rules. The only employees eligible to receive grants of awards under the 2017 Inducement Plan were individuals who satisfied the standards for inducement grants under Nasdaq rules, generally including individuals who were not previously an employee or director of the Company. Under the terms of the 2017 Inducement Plan, we were permitted to grant up to 1,000,000 shares of common stock pursuant to nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock awards. All shares of common stock that were eligible for issuance under the 2017 Inducement Plan after October 1, 2018, including any shares underlying any awards that expire or are otherwise terminated, reacquired to satisfy tax withholding obligations, settled in cash or repurchased by us in the future that would have been eligible for re-issuance under the 2017 Inducement Plan, were retired.

We generally issue equity awards on the grant date determined by our Compensation Committee or, in the case of certain awards, on the grant date determined by our Chief Executive Officer pursuant to authority delegated to him by the Compensation Committee in accordance with the 2015 Plan. In the case of stock options, we set the option exercise price and grant date fair value based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.

In accordance with historical practices, in March 2019 Dr. Walker, Dr. Gordon and Mr. Ruffo were granted an annual equity grant consisting of 384,600, 82,400 and 103,000 restricted stock units, respectively, which vest in four equal installments on March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023, subject to the officer’s continuous service as of the applicable vesting date. In March 2020, Dr. Walker, Dr. Gordon and Mr. Ruffo were granted an annual equity grant consisting of 73,015, 33,189 and 33,189 restricted stock units, respectively, and 255,552, 116,160 and 116,160 stock options, respectively, in each case which vest in four equal installments on March 2, 2021, March 2, 2022, March 2, 2023 and March 2, 2024, subject to the officer’s continuous service as of the applicable vesting date.

As part of the Company’s employee retention initiative, in October 2019 Dr. Gordon was granted 175,000 restricted stock units, which vest in two equal installments on June 1, 2020 and June 1, 2021, subject to his continuous service as of the applicable vesting date. In March 2020, Dr. Walker and Mr. Ruffo also received a retention equity grant of 146,029 and 66,377 restricted stock units, respectively, with the same vesting schedule.

As described above, to substitute the portion of Dr. Walker’s annual base salary that was reduced for the period from October 1, 2019 to January 31, 2020, in February 2020 the Board, upon recommendation by the Compensation Committee, approved a grant of 52,564 restricted stock units to Dr. Walker, which vested immediately on the grant date, March 2, 2020.

Employment Arrangements

Please see “—Potential Payments upon Termination of Employment or upon Change in Control” below for information regarding the employment agreements and severance arrangements, as applicable, for each of our named executive officers.

Outstanding Equity Awards at End of 2019

The following table provides information about outstanding stock options and restricted stock units held by each of our named executive officers at December 31, 2019. None of our named executive officers held other stock awards at the end of 2019.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)
Name	Type of Award	Exercisable	Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(6)
Neal Walker	Option	43,548	—		0.72	8/12/2024
	Option	118,840	—		1.52	12/07/2024
	Option	211,019	—		10.66	8/31/2025
	Option	137,335	—		28.68	12/17/2025
	Option	109,200	36,400	(1)	28.92	12/14/2026
	Option	37,800	113,400	(2)	22.09	1/31/2028
	RSU						3,034	(1)	5,734
	RSU						32,400	(2)	61,236
	RSU						384,600	(3)	726,894
David Gordon, MB ChB	Option	21,000	63,000	(4)	19.53	7/01/2028
	RSU						18,000	(4)	34,020
	RSU						82,400	(3)	155,736
	RSU						175,000	(5)	330,750
Frank Ruffo	Option	7,231	—		0.72	8/12/2024
	Option	20,289	—		1.52	12/07/2024
	Option	65,416	—		10.66	8/31/2025
	Option	49,439	—		28.68	12/17/2025
	Option	46,800	15,600	(1)	28.92	12/14/2026
	Option	13,500	40,500	(2)	22.09	1/31/2028
	RSU						1,300	(1)	2,457
	RSU						11,625	(2)	21,971
	RSU						103,000	(3)	194,670

(1)	These remaining unvested shares will vest in full on December 15, 2020, subject to the officer’s continued service through such vesting date.
(2)	Of the unvested shares, one-third vested on February 1, 2020, and the remainder will vest in two equal installments on February 1, 2021 and February 1, 2022, subject to the officer’s continued service through each applicable vesting date.
(3)	25% of the total shares underlying this restricted stock unit vested on March 1, 2020. The remaining shares vest in three equal installments on March 1, 2021, March 1, 2022 and March 1, 2023, subject to the officer’s continued service through each applicable vesting date.

(4)	The remaining unvested shares will vest in three equal installments on July 2, 2020, July 2, 2021 and July 2, 2022, subject to the officer’s continued service through each applicable vesting date.
(5)	The total shares underlying this restricted stock unit vest in two equal installments on June 1, 2020 and June 1, 2021, subject to the officer’s continued service through each applicable vesting date.
(6)	Based on the closing price of our common stock of $1.89 per share as of December 31, 2019, the last trading day of 2019.

Potential Payments upon Termination of Employment or upon Change in Control

In 2015, we entered into employment agreements with Dr. Walker under which he serves as our President and Chief Executive Officer and Mr. Ruffo under which he serves as our Chief Financial Officer. The employment agreements became effective as of October 6, 2015. Under these agreements, Dr. Walker and Mr. Ruffo are each eligible to receive severance benefits in specified circumstances. We have not entered into an employment agreement with Dr. Gordon, although he is eligible to receive severance benefits under our Change in Control Severance Benefit Plan, as described below.

Employment Agreements with Dr. Walker and Mr. Ruffo

Pursuant to our employment agreements with Dr. Walker and Mr. Ruffo, each executive officer is eligible for severance benefits in specified circumstances. In the event that we terminate Dr. Walker or Mr. Ruffo without cause, he resigns for good reason or his employment is terminated due to death or disability, he, or his estate, will be entitled to receive, upon execution and effectiveness of a release of claims, (i) continued payment of his then-current salary for a period of 12 months following termination for Dr. Walker and for a period of nine months following termination for Mr. Ruffo, in each case payable in accordance with our normal payroll practices, (ii) a lump sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination and (iii) a direct payment by us to the applicable healthcare provider of 100% of the medical, vision and dental coverage premiums due to maintain any COBRA coverage for which he is eligible and has appropriately elected through the earlier of (A) 12 months following termination for Dr. Walker and nine months following termination for Mr. Ruffo and (B) the date he becomes eligible for substantially equivalent coverage in connection with new employment.

In addition, in the event of termination without cause, for good reason, or due to death or disability of each of Dr. Walker or Mr. Ruffo on or within three months prior to, or within 12 months following, a change of control, he will be entitled to (i) continuation of his base salary for an additional 12 months for Dr. Walker and six months for Mr. Ruffo following the end of the initial severance period, (ii) up to six additional months of paid COBRA premiums (or until he receives substantially equivalent coverage in connection with new employment, if earlier) and (iii) if the termination occurs on or within three months prior to the change of control, all of his unvested stock options and other equity awards outstanding on the effective date of termination will become fully vested on the effective date of the change of control, or if the termination occurs within 12 months following the effective date of the change of control, provided that any surviving corporation or acquiring corporation assumes his stock options or other equity awards, as applicable, or substitutes similar stock options or equity awards for his stock options or equity awards, as applicable, in accordance with the terms of the applicable equity incentive plans, all unvested stock options and other equity awards outstanding on the effective date of termination will become fully vested on the date of termination.

In the event Dr. Walker’s or Mr. Ruffo’s employment is terminated upon nonrenewal of the employment agreement by us, he will continue to receive his salary and benefits during the 90-day nonrenewal notice period, and, upon execution and effectiveness of a release of claims, he will be entitled to receive (i) continued payment of his then-current salary for a period of 12 months following termination for Dr. Walker and for a period of nine months following termination for Mr. Ruffo, in each case payable in accordance with our normal payroll practices, (ii) a lump sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination and (iii) a direct payment by us to the applicable healthcare provider of 100% of the medical, vision and dental coverage premiums due to maintain any COBRA coverage for which he is eligible and has appropriately elected through the earlier of (A) eight months following termination for Dr. Walker and five months following termination for Mr. Ruffo and (B) the date the officer becomes eligible for substantially equivalent coverage in connection with new employment.

Arrangement with Dr. Gordon

In June 2018, the Compensation Committee determined that Dr. Gordon satisfies the eligibility requirements under the terms of our Change in Control Severance Benefit Plan, which provides for severance benefits to certain eligible employees upon their covered termination (as defined in the plan), and designated Dr. Gordon an eligible employee pursuant to such plan.

Pursuant to the severance plan, subject to specified exceptions, in the event (A) we terminate Dr. Gordon without cause and other than as a result of death or disability and (B) such termination occurs during the period commencing 60 days prior to the closing of a change of control and ending 12 months following the closing of a change of control, Dr. Gordon is entitled to receive, upon execution and effectiveness of a release of claims, (i) a payment equal to 50% of his then-current annual base salary, plus an amount equal to his target annual bonus, pro-rated based on the number of days served in the calendar year during which the termination occurs, paid in a lump sum within ten business days following the later of the date the release of claims becomes effective or the closing of the change of control; (ii) full acceleration of vesting of all outstanding stock options and other stock awards held by Dr. Gordon and the lapse of any reacquisition or repurchase rights held by us with respect to any outstanding stock awards held by Dr. Gordon; and (iii) direct payment by us to our group health care provider of Dr. Gordon’s COBRA premiums, less the amount Dr. Gordon would be required to pay under our plans for health insurance coverage while actively employed, for six months following his termination.

Definitions in Employment Agreements and Change in Control Severance Benefit Plan

With respect to each of our named executive officers, the following definitions have been adopted in their employment agreements and/or in the Change in Control Severance Benefit Plan, as applicable:

●	“cause” means: (i) his conviction of, or guilty plea to, a crime of moral turpitude, whether or not a felony, or a felony, other than traffic violations; (ii) any act or omission by him which constitutes gross negligence or a material breach of his duty of loyalty; (iii) any material breach by him of our personnel policies, including those prohibiting acts of discrimination, harassment or retaliation; (iv) any act constituting dishonesty, fraud, immoral or disreputable conduct; (v) refusal to follow or implement a clear and reasonable directive; (vi) breach of fiduciary duty; or (vii) a material violation or breach by him of his employment agreement, other than an event described in the foregoing clauses, or any other agreement with us;
●	“good reason” means, in the absence of events that would support a termination for cause: (i) there is a material failure by us or our successor to pay his salary or additional compensation or benefits in accordance with the employment agreement; (ii) his annual base salary is materially decreased without his prior written consent; (iii) he is assigned duties substantially inconsistent with his title and the responsibilities set forth in his job description without his prior written consent; (iv) his place of employment is changed to a location that is greater than 50 miles from his current place of employment; or (v) any other material violation or breach by us of his employment agreement; provided, however, none of the above events will constitute good reason absent him providing us with proper notice and our failure to cure such event within 30 days of such notice; and
●	“change of control” means: (i) our consolidation or merger with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such consolidation, merger or reorganization own, in the aggregate, less than 50% of the surviving entity’s voting power or outstanding capital stock immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which we, or any of our stockholders is a party in which greater than 50% of our voting power or outstanding capital stock is transferred, or pursuant to which any person or group of affiliated persons obtains greater than 50% of our voting power or outstanding capital stock, excluding any consolidation or merger effected exclusively to change our domicile; or (ii) any sale, lease or other disposition, including through a division or spin-off transaction, of all or substantially all of our assets or any of our subsidiaries’ assets or any sale, lease or exclusive license or other disposition of all or substantially all of our intellectual property; provided, however that neither of the following constitutes a change of control: (A) transfers of capital stock by an existing stockholder as a result of death or otherwise for estate planning purposes or to such stockholder’s affiliates or to any of our other existing stockholders; or (B) issuances of our equity securities in connection with financings for working capital and other general corporate purposes.

Health and Welfare Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Code limits. Currently, we match 100% of each eligible employee’s contributions up to 4.0% of total eligible compensation. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions, and our matching contribution is subject to a six-year vesting schedule. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance for all of our employees, including our named executive officers.

Policy on Hedging and Speculative Trading

Our insider trading and window period policy prohibits directors, officers and designated employees from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to our stock at any time.

NON-EMPLOYEE DIRECTOR COMPENSATION

Under our second amended and restated non-employee director compensation policy in effect as of the date of this proxy statement, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The policy applies to each of our directors who is not an employee or an affiliate of our company, which is currently all directors other than Dr. Walker. Pursuant to the policy, each such non-employee director receives an annual cash retainer of $40,000 for serving on our Board. The Chairman of the Board also receives an additional annual cash retainer of $27,500. The Chairman and members of each of the Audit, Compensation and Nominating and Corporate Governance Committees receive an additional retainer for such service, as follows:

	MEMBER ANNUAL SERVICE RETAINER	ADDITIONAL CHAIRMAN ANNUAL SERVICE RETAINER
Audit Committee	$7,500	$12,500
Compensation Committee	$6,000	$8,000
Nominating and Corporate Governance Committee	$4,500	$4,500

All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Dr. Gowen, our only non-employee director who joined our Board in 2019, was granted a stock option to purchase 16,000 shares of common stock under our 2015 Plan, vesting monthly over three years from the grant date, subject to her continued service as a director through each applicable vesting date. Such grant was made pursuant to our amended and restated non-employee director compensation policy which was in effect at the time of her appointment. The exercise price per share of such stock option was equal to the closing price of our common stock on the date of the option grant. The stock option has a term of ten years from the date of grant, subject to earlier termination in connection with a termination of Dr. Gowen’s continuous service with us.

On June 6, 2019, the date of our 2019 annual meeting of stockholders, each non-employee director who continued to serve as a director of our company following the meeting was granted 7,333 restricted stock units, vesting in one installment on June 6, 2020, subject to continued service as a director through such date.

Our board of directors has adopted a third amended and restated non-employee director compensation policy that will become effective upon the date of the 2020 Annual Meeting. Under the third amended and restated non-employee director compensation policy, the cash compensation amounts are the same as under our second amended and restated non-employee director compensation policy described above. However, the third amended and restated policy provides that (i) each new non-employee director who joins our Board will be granted a stock option to purchase 33,000 shares of common stock under our 2015 Plan, vesting monthly over three years from the grant date, subject to continued service as a director through the applicable vesting date and (ii) on the date of each annual meeting of our stockholders, beginning with the Annual Meeting, each non-employee director who continues to serve as a director of our company following the meeting will be granted either (a) a stock option to purchase 16,500 shares of common stock under our 2015 Plan, vesting monthly over one year from the grant date, subject to continued service as a director through the applicable vesting date, or (b) if approved by the Board or the Compensation Committee prior to any such annual meeting, a number of restricted stock units at a ratio to the number of shares such non-employee director would have received under clause (a) as determined by the Board or the Compensation Committee (or any combination of clause (a) and this clause (b)), vesting in one installment on the first anniversary of the grant date, subject to continued service as a director through the applicable vesting date.

The exercise price per share of each stock option to be granted under the third amended and restated non-employee director compensation policy will continue to be equal to the closing price of our common stock on the date of the option grant.

Each such stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.

With respect to Mr. Tullman, the former Chairman of our Board who resigned from the Board effective June 7, 2019, we had agreed to pay him an annual retainer of $100,000 for his services as Chairman, and he was not eligible to receive additional cash or equity in connection with his service on the Board or committees thereof.

In February 2020, upon the recommendation of our Compensation Committee, our Board approved a one-time grant of 8,876 restricted stock units to the non-employee directors who served during 2019, except for Dr. Gowen who was granted 4,438 restricted stock units for her partial service during 2019, for their extraordinary activity and efforts expended in 2019. The restricted stock units had a grant date of March 2, 2020 and vested immediately.

2019 Director Compensation

The following table shows the compensation earned by each of our non-employee directors for 2019. Dr. Walker, our President and Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. Dr. Walker’s compensation as an executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”  Mr. Milano joined our Board in January 2020 and is not reflected in the table below.

Name	Fees earned or paid in cash ($)		Stock awards ($)(1)		Option awards ($)(1)		Total ($)
Stephen A. Tullman	43,056	(2)	—		—		43,056
William Humphries	46,382		32,999	(3)	—		79,380
Anand Mehra, M.D.	47,875		32,999	(4)	—		80,874
Christopher Molineaux	55,806		32,999	(5)	—		88,804
Andrew Powell	48,257		32,999	(6)	—		81,255
Bryan Reasons	54,215		32,999	(7)	—		87,214
Andrew Schiff, M.D.	41,917		32,999	(8)	—		74,915
Maxine Gowen, Ph.D.	13,375	(9)	—		28,800	(10)	42,175

(1)	Reflects the aggregate grant date fair value for awards granted for the fiscal year ended December 31, 2019 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Our directors will not realize the estimated value of these awards until the awards are vested, exercised and/or sold, as applicable.
(2)	Mr. Tullman resigned from the Board effective June 7, 2019.
(3)	Consists of 7,333 restricted stock units granted on June 6, 2019. As of December 31, 2019, Mr. Humphries held options to purchase 26,000 shares of our common stock and had 7,333 restricted stock units.
(4)	Consists of 7,333 restricted stock units granted on June 6, 2019. As of December 31, 2019, Dr. Mehra held options to purchase 22,632 shares of our common stock and had 7,333 restricted stock units.
(5)	Consists of 7,333 restricted stock units granted on June 6, 2019. As of December 31, 2019, Mr. Molineaux held options to purchase 33,025 shares of our common stock and had 7,333 restricted stock units.
(6)	Consists of 7,333 restricted stock units granted on June 6, 2019. As of December 31, 2019, Mr. Powell held options to purchase 32,000 shares of our common stock and had 7,333 restricted stock units.
(7)	Consists of 7,333 restricted stock units granted on June 6, 2019. As of December 31, 2019, Mr. Reasons held options to purchase 16,000 shares of our common stock and had 7,333 restricted stock units.

(8)	Consists of 7,333 restricted stock units granted on June 6, 2019. As of December 31, 2019, Dr. Schiff held options to purchase 24,000 shares of our common stock and had 7,333 restricted stock units.
(9)	Dr. Gowen was appointed to the Board effective July 2, 2019.
(10)	Consists of an option granted on July 2, 2019 to purchase 16,000 shares. As of December 31, 2019, Dr. Gowen held options to purchase 16,000 shares of our common stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2012 Equity Compensation Plan(1)	745,735	$7.49		—
2015 Equity Incentive Plan	5,429,132	$8.56	(2)	817,586	(3)
Equity compensation plans not approved by security holders:
2017 Inducement Plan(4)	520,269	$21.13	(5)	—
Total	6,695,136			817,586

(1)	Effective upon our initial public offering in October 2015, no additional further options or awards may be granted under the 2012 Equity Compensation Plan; all outstanding stock awards will continue to be governed by their existing terms.
(2)	Weighted average exercise price for the 2015 Plan gives effect to outstanding restricted stock units, which have no exercise price. Excluding the restricted stock units, the weighted average exercise price would be $24.59 per share.
(3)	On January 1 of each year, the number of shares reserved under the 2015 Plan is automatically increased by 4% of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by our Board. Pursuant to the terms of the 2015 Plan, an additional 1,451,997 shares were added to the number of available shares reflected in the table effective January 1, 2020.
(4)	For a description of the material terms of this plan, see “Executive Compensation—Summary Compensation Table—Narrative to Summary Compensation Table—Long-Term Incentives” in this proxy statement.
(5)	Weighted average exercise price for the 2017 Inducement Plan gives effect to outstanding restricted stock units, which have no exercise price. Excluding the restricted stock units, the weighted average exercise price would be $23.59 per share.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from as the case may be, an unrelated third party or to or from employees generally. Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any potential conflicts of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

CERTAIN RELATED PERSON TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2018 to which we have been a participant in which the amount involved exceeded or will exceed $120,000 or, during such time as we qualify as a “smaller reporting company,” the lesser of (1) $120,000 or (2) 1% of the average of our total assets for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

NST Consulting, LLC

We previously entered into an Amended and Restated Sublease with NeXeption, Inc., which subsequently assigned all interests, rights, duties and obligations under the Amended and Restated Sublease to NST Consulting, LLC, a wholly owned subsidiary of NST, LLC. Mr. Tullman, our former Chairman, is the manager of NST, LLC and Ms. Ali-Jackson is the Chief Legal Officer of NST, LLC. In addition, several of our current and former directors and executive officers are members of NST, LLC, including Mr. Tullman, Dr. Walker, Mr. Ruffo and Ms. Ali-Jackson. As of December 31, 2018, these directors and executive officers in the aggregate owned approximately 44% of the membership interests in NST, LLC. We terminated the sublease effective March 31, 2018 and made aggregate payments of $570,000 during the year ended December 31, 2018.

Aspect Pharmaceuticals, LLC and Vicept Therapeutics, Inc.

In November 2018, we acquired RHOFADE (oxymetazoline hydrochloride) cream, 1% (“RHOFADE”), including an exclusive license to certain intellectual property for RHOFADE as well as additional intellectual property, from Allergan Sales, LLC (“Allergan”), pursuant to the terms of the Asset Purchase Agreement dated as of October 15, 2018 (as amended, the “APA”).

Pursuant to the APA, we agreed to assume the obligation to pay specified royalties and milestone payments under agreements with Aspect Pharmaceuticals, LLC and Vicept Therapeutics, Inc. Certain current and former officers and directors are former holders of equity interests in Vicept Therapeutics, Inc. and/or Aspect Pharmaceuticals, LLC. In such capacities, these individuals were entitled to receive a portion of the potential future payments payable by us. In October 2019, we sold the worldwide rights to RHOFADE to EPI Health, LLC, who agreed to assume our obligation to pay the royalties and milestone payments under our existing agreements with Aspect Pharmaceuticals, LLC and Vicept Therapeutics, Inc.

We incurred an aggregate expense of $611,444 and $51,127 related to royalty payments under these agreements during the years ended December 31, 2019 and 2018, respectively.

Indemnification Agreements

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability, please notify your broker or direct your written request to Aclaris Therapeutics, Inc., Attn: Corporate Secretary, 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087. Stockholders who currently receive multiple Notices of Internet Availability at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kamil Ali-Jackson
Secretary

April 23, 2020

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission is available without charge upon written request to: Corporate Secretary, Aclaris Therapeutics, Inc., 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ACLARIS THERAPEUTICS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 During The Meeting - Go to www.virtualshareholdermeeting.com/ACRS2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D13102-P39190 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ACLARIS THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following directors to hold office until the 2023 Annual Meeting: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! !! 1. Election of Directors Nominees: 01) Anand Mehra, M.D. 02) Andrew Powell, Esq. 03) Maxine Gowen, Ph.D. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! ! ! 2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Aclaris Therapeutics, Inc. for its fiscal year ending December 31, 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com. D13103-P39190 ACLARIS THERAPEUTICS, INC. Annual Meeting of Stockholders June 4, 2020 9:00 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints Neal Walker, Frank Ruffo and Kamil Ali-Jackson, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ACLARIS THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on June 4, 2020, live via webcast at www.virtualshareholdermeeting.com/ACRS2020 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: